UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	July 17, 2007

FIVE STAR PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25869	13-3729186
(Commission File Number)	(IRS Employer Identification No.)

10 East 40th Street, Suite 3110, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(646) 742−1600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, the Board of Directors of Five Star Products, Inc. (“Five Star”) elected Ira J. Sobotko to serve as Senior Vice President, Finance, Secretary and Treasurer of Five Star.  On the same date, Five Star’s Board of Directors determined that, effective immediately, Neal W. Collins, who served as Chief Financial Officer of Five Star, would no longer serve in such capacity and that Mr. Collins would instead serve as Vice President and Assistant Secretary of Five Star.  Mr. Sobotko assumes Mr. Collins’ role as principal financial officer and principal accounting officer of Five Star.

Since April 2007, Mr. Sobotko, 50, has served as Vice President, Finance of National Patent Development Corporation (“National Patent”), a corporation that owns approximately 58% of Five Star’s outstanding shares of common stock (“FS Common Stock”).  From September 2005 through March 2007, Mr. Sobotko served as a financial consultant to various publicly traded companies and emerging technologies companies.  From January 2004 through May 2005, Mr. Sobotko served as Vice President and Chief Financial Officer of Campusfood.com, Inc., a web-based network of restaurants for students and local communities.  From August 2000 to January 2004, Mr. Sobotko served as Executive Vice President, Finance at Arrowsight, Inc., a web-based application service provider where Mr. Sobotko has also served as a director since November 2001.  Mr. Sobotko received an MS in Accounting from Binghamton University and a BS from Oneonta State College.

Mr. Sobotko receives a salary of $200,000 from National Patent, a portion of which will be reimbursed to National Patent by Five Star based on the amount of time Mr. Sobotko spends working for Five Star.  In connection with Mr. Sobotko’s election as Senior Vice President, Finance, Secretary and Treasurer of Five Star, Mr. Sobotko was granted options  (the "Options") to purchase 125,000 shares of FS Common Stock at an exercise price equal to $0.78, the average of the closing bid and asked prices of FS Common Stock on July 17, 2007, under the Five Star Products, Inc. 2007 Incentive Stock Plan (the “2007 Plan”).  The Options are contingent upon approval of the 2007 Plan by the stockholders of Five Star. Contingent upon Mr. Sobotko’s continued employment with Five Star:

•
Options to purchase 41,625 shares of FS Common Stock will vest and become exercisable if Five Star achieves certain earnings before interest, taxes, depreciation, amortization and extraordinary items and Nonrecurring Items (as defined in the 2007 Plan), all determined in accordance with generally accepted accounting principles consistently applied (“Adjusted EBITDA”), of at least $5.0 million for the year ending December 31, 2007;

•	Options to purchase 41,625 shares of FS Common Stock will vest and become exercisable if Five Star achieves Adjusted EBITDA of at least $7.5 million for the year ending December 31, 2008; and
•	Options to purchase 41,750 shares of FS Common Stock will vest and become exercisable if Five Star achieves Adjusted EBITDA of at least $11.25 million for the year ending December 31, 2009.

To the extent that Adjusted EBITDA equals or exceeds $23.75 million for the three-year period ending December 31, 2009, any previously unvested shares will vest and become exercisable.  Notwithstanding any contrary provision of the stock option agreement, if Mr. Sobotko is employed by Five Star as of December 31, 2007, December 31, 2008 or December 31, 2009, Mr. Sobotko shall be entitled to the vesting of his Options for that fiscal year, regardless of whether his employment terminates prior to the formal determination of vesting (i.e., the Adjusted EBITDA calculations) for such fiscal year.  Upon the occurrence of a change in control of Five Star or National Patent, all unvested shares also will become fully vested and exercisable.  This summary description is subject to the terms and conditions contained in the stock option agreement that will be filed as an exhibit to Five Star’s report on Form 10-Q for the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE STAR PRODUCTS, INC.

Date: July 23, 2007	By:	/s/ JOHN C. BELKNAP
Name: John C. Belknap
Title: Chief Executive Officer